EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – March 31, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on March 28, 2008 as part of the Company’s annual awards, Matthew Emmens was granted the following awards under the Shire plc Portfolio Share Plan (the “Plan”).

Awards of Stock Settled Appreciation Rights (“SARs”) under Part A of the Plan

Type of Security	No. of ADRs	Exercise Price
ADR	35,126	$58.51

The SARs will vest after three years, subject to the performance target being satisfied. No consideration will be paid for the grant of the SARs.

Performance Share Awards (“PSP Awards”) under part B of the Plan

Type of Security	No. of ADRs	Market value
ADR	26,345	$58.51

The PSP Awards will vest after three years, subject to the performance target being satisfied. Once vested, sufficient ADRs will be transferred or allotted to the participant within 30 days.  No consideration will be paid for the grant of the PSP Awards.

These awards are granted under Matthew Emmens’ contract as Chief Executive Officer and represent his final grant as Chief Executive Officer prior to him becoming Chair.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a)of the Disclosure and Transparency Rules.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Registered in England 5492592  Registered Office as above

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 5492592  Registered Office as above